EXHIBIT 10(r)(r)

[Letterhead of EMCOR Group, Inc.]

Dear                                         :

As a holder of one or more non-qualified stock options granted to you by EMCOR Group, Inc. (the “Company”) to purchase shares of the Company’s common stock, please be advised that the Company has amended those stock options so as to permit you, at your discretion, to satisfy the exercise price of each such stock option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Company common stock that would otherwise be issued upon exercise of such stock option by a number of whole shares having a fair market value equal to the sum of the aggregate exercise price of such stock option, and such fair market value of a share of Company common stock shall be the closing price of a share on the date such stock option is exercised (or if the Company common stock is not traded on such date, the most recent date on which such common stock was traded).

Very truly yours,

Dated as of October 22, 2011	By
Anthony J. Guzzi
President and
Chief Executive Officer